EXHIBIT 10.123           SALE AND PURCHASE AGREEMENT
                         (Johnson Camp Mine)

     THIS SALE AND PURCHASE AGREEMENT is made by and among ARIMETCO, INC., a Nevada corporation ("ARIMETCO" or "SELLER"), whose address is 335 North Wilmot Road, Suite 400, Tucson, Arizona 85711; and SUMMO USA CORPORATION, a Colorado corporation ("SUMMO"), whose address is 1776 Lincoln Street, Suite 900, Denver, Colorado 80203.

                            RECITALS

     A.   ARIMETCO is the Debtor-in-Possession under Case
No. 97-00004-TUC-JMM that is pending in the United States
Bankruptcy Court for the District of Arizona (Tucson Division)
(the "Reorganization Case").

     B.   AmPac Mining Southwest, Inc., A Delaware corporation
("AMPAC"), was a wholly owned subsidiary of ARIMETCO and the owner of the Johnson Camp Property (as hereinafter defined).

     C. Pursuant to an order of the Bankruptcy Court in the Reorganization Case, AMPAC has been substantively consolidated, liquidated and dissolved into ARIMETCO, and as a consequence, ARIMETCO is now the owner of the Johnson Camp Property.

     D. Subject to Bankruptcy Court approval, SELLER desires to sell, and SUMMO desires to purchase, the Johnson Camp Property.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and conditions contained in this Agreement, the parties agree as follows:


I.   DEFINITIONS AND CONSTRUCTION.

     1.1 In addition to the capitalized terms defined above, whenever used in this Agreement, unless another meaning is expressly indicated, the following defined terms shall have the meanings ascribed to them below, all of which definitions shall be substantive terms of this Agreement:

     "$" and "Dollars" mean the currency of the United States of America.

     "Affiliate" means any person, partnership, joint venture, corporation, or other form of enterprise which directly or indirectly controls, is controlled by, or is under common control with, SUMMO. For purposes of the preceding sentence, "control" means possession, directly or indirectly, of the power to direct or cause direction of management and policies through ownership of voting securities, contract, voting trust, or otherwise.

     "Agreement" means this Sale and Purchase Agreement, which includes and by this reference incorporates Exhibits "A" through "L" attached to this Sale and Purchase Agreement, and all amendments or supplements to this Sale and Purchase Agreement that the parties may approve in writing.

     "Bankruptcy Court Order" means the order of the Bankruptcy
Court in the Reorganization Case authorizing and approving the sale of the Johnson Camp Property to SUMMO pursuant to the 363
Sale and in accordance with this Agreement.

     "Books, Records, and Accounts" means the books, records, and accounts that relate to the Johnson Camp Property and which are more particularly described in Part 3 of Exhibit "B" attached hereto provided, however, that any books, records and/or accounts that are listed on Exhibit "B" which do not relate to the Johnson Camp Property are not included in the definition of Books, Records, and Accounts.

     "Buildings and Equipment" means the buildings and equipment located on the Mining Property that are more particularly described in Part 1 of Exhibit "B" attached hereto.

     "Business Day" means any day that is not a Saturday, Sunday, or other day on which national banks are authorized or required to close.

     "Closing" means the consummation of the sale by SELLER and the purchase by SUMMO of the Johnson Camp Property, as provided in this Agreement.

     "Code" means the Title 11 of the United States Code, as amended.

     "Committee" means the Official Committee of Unsecured
Creditors in the Reorganization Case.

     "Confidentiality Agreement" means the Confidentiality
Agreement dated September 10, 1997, entered into by and between ARIMETCO and SUMMO.

     "Effective Date" means the date of entry of the Bankruptcy Court Order approving the sale of the Johnson Camp Property to SUMMO; provided, however, that no appeal of such order is filed within the time allowed by law. If (i) the Bankruptcy Court specifically disapproves the sale of the Johnson Camp Property to SUMMO, or (ii) the Bankruptcy Court fails to approve the sale within sixty (60) days after the 363 Motion has been filed, or
(iii) an appeal of the Bankruptcy Court Order is filed within the time allowed by law and a stay pending appeal is entered before the payment of any amount required by Section 2.5(a), then this Agreement shall be null and void ab initio. If an appeal is filed within the time allowed by law but no stay is entered, SUMMO may by notice to ARIMETCO elect to proceed with its purchase of the Johnson Camp Property and to have this Agreement effective as of the date of the entry of the Bankruptcy Court Order.

     "Escrow Agent" means Pioneer Title Agency, Inc. of Sierra
Vista, Arizona.

     "Excluded Assets" has the meaning set forth in Section 2.22 hereof and comprise those assets listed on Part 5 of Exhibit "B."

     "Fee Lands" means the fee lands owned by SELLER located in Cochise County, Arizona that are more particularly described in
Part 2 of Exhibit "A" attached hereto.

     "Final Order" means an order of the Bankruptcy Court as to which (i) any appeal that has been taken has been finally determined or dismissed; (ii) the time for appeal has expired and no appeal has been timely filed; or (iii) if an appeal, reargument, certiorari, or rehearing thereof has been sought, such order has not been stayed.

     "Geological Data" means the geological, engineering, and technical data, information, records, and maps relating to the Johnson Camp Property that are more particularly described in
Part 4 of Exhibit "B" attached hereto.

     "Inventories and Supplies" means the inventories and supplies located on the Mining Property that are more particularly described in Part 2 of Exhibit "B" attached hereto. The term Inventories and Supplies shall not include cathode copper produced by SELLER and sold to Billiton Stratcor, Inc., prior to the date of Closing, or any proceeds from the sale of such cathode copper.

     "Johnson Camp Property" means collectively the Mining
Property, Personal Property, and Contracts.

     "Lien" means any mortgage, pledge, lien, encumbrance, charge, or other security interest.

     "Mining Property" means collectively the Fee Lands; Patented Mining Claims; Rights-of-Way; Unpatented Mining Claims; and Water Rights, Wells, and Agreements. The term "Mining Property" shall also include all stockpiles, leach heaps, dumps, and tailings situated on the Mining Property.

     "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

     "Patented Mining Claims" means the patented mining claims located in Cochise County, Arizona that are more particularly described in Part 1 of Exhibit "A" attached hereto.

     "Permits" means all permits, licenses, registrations, qualifications and other approvals that have been issued by any federal, state, tribal, or local governmental body and are in effect at the date of this Agreement or that may be issued by any such body on or before the Closing, and that are assignable pursuant to applicable law, and that relate to the ownership, construction, operation, maintenance, repair and replacement of the Mining Property.

     "Permitted Encumbrances" means those encumbrances against the Mining Property that are identified on Exhibit "C" attached hereto.

     "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

     "Personal Property" means the Buildings and Equipment; Inventories and Supplies; Books, Records, and Accounts; the Geological Data and the Permits, as listed on Parts 1 through 4 of Exhibit "B," together with the proceeds of any insurance thereon.

     "Purchase Price" means the sum described in Section 2.5, which shall be payable as provided in this Agreement.

     "Removal Period" has the meaning set forth in Section 2.22 hereof.

     "Rights-of-Way" mean the rights-of-way located in Cochise
County, Arizona that are associated with the Mining Property and which are more particularly described in Part 4 of Exhibit "A" attached hereto.

     "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profit, environmental (including taxes under IRC Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on, minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

     "Unpatented Mining Claims" means the unpatented mining claims owned by SELLER that are located in Cochise County, Arizona and which are more particularly described in Part 3 of Exhibit "A" attached hereto.

     "Water Rights, Wells, and Agreements" means the water rights, wells, and agreements owned by SELLER in Cochise County, Arizona that are associated with the Mining Property and which are more particularly described in Part 5 of Exhibit "A" attached hereto.

     "363 Motion" means a motion to be filed by ARIMETCO in the Reorganization Case requesting that the Bankruptcy Court authorize, conduct, and approve a 363 Sale of the Johnson Camp Property in accordance with the terms of this Agreement, and which motion shall be undertaken and noticed in accordance with the requirements of the Code.

     "363 Sale" shall mean a public auction sale of the Johnson Camp Property conducted by the Bankruptcy Court in the Reorganization Case pursuant to Code 363(f) and pursuant to which the court shall authorize and approve the sale of the Johnson Camp Property to the bidder presenting the best bid as determined by the Bankruptcy Court.

     I.2 Construction. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, and the term "including" is not limiting. The words "hereof," "herein," "hereby," "hereunder," and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Section, subsection, clause, schedule, and exhibit references refer to this Agreement unless otherwise specified. Any reference in this Agreement to this Agreement shall include all written alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, and supplements, thereto and thereof, as applicable.



II.  PURCHASE AND SALE OF THE JOHNSON CAMP PROPERTY.

     2.1 Transfer of the Johnson Camp Property at Closing. Upon the terms, subject to the conditions, and in reliance upon the representations, warranties, and covenants set forth in this Agreement, SELLER shall sell and convey to SUMMO and SUMMO agrees to purchase from SELLER, the Johnson Camp Property on the Closing upon payment of the Purchase Price.

     2.2 Sale of Assets. Subject to the terms and conditions set out in this Agreement, SELLER hereby agrees to sell the Johnson Camp Property to SUMMO pursuant to a 363 Sale for the total purchase price of TWO MILLION NINE HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($2,950,000.00). As further consideration for the purchase of the Johnson Camp Property, SUMMO shall assume the existing environmental liabilities with respect to the Johnson Camp Property.

     2.3 Conduct of 363 Sale. The sale of the Johnson Camp Property shall be undertaken pursuant to a 363 Motion and shall be accomplished pursuant to the 363 Sale. Except for Permitted Encumbrances and liabilities under Contracts being assumed and assigned to SUMMO pursuant to the terms of this Agreement, the Johnson Camp Property shall be sold free and clear of any and all other Liens, interests (as used in Section 363 of the Code), claims, or encumbrances of any type or nature, to the maximum extent permitted by the Code. All such Liens, interests, claims and encumbrances shall attach only to the sale proceeds with the same priority, dignity, validity, and effect as they attached to the Johnson Camp Property. In addition to any requirements imposed by the Bankruptcy Code and the Bankruptcy Court for the conduct of the 363 Sale, the 363 Sale shall be subject to the following conditions:

          (a) Public Sale. The 363 Sale shall be a public sale at which parties other than SUMMO shall be allowed to bid. Seller shall take the steps necessary or appropriate as ordered by the Bankruptcy Court to advertise the 363 Sale. All expenses of advertising the 363 Sale shall be paid by Seller.

          (b) Opening Bid. The opening bid at the 363 Sale shall be the bid of SUMMO which shall consist of the Purchase Price together with the terms and conditions of the transaction as set forth in this Agreement.

          (c) Right of SUMMO to Bid. Nothing contained in this Agreement shall preclude or restrict SUMMO from increasing the Purchase Price as part of the bidding process at the 363 Sale.

          (d) Identification of Bidders. All bidders shall be required to identify their principals, and to disclose to the Bankruptcy Court, SUMMO and any other bidders whether the bidder or any of its principals are insiders of Seller, as that term is defined in 11 U.S.C. 101(31) or have any other relationship with Seller.

          (e) Title. Title to the Johnson Camp Property shall be conveyed pursuant to an Order entered by the Bankruptcy Court approving the 363 Sale free and clear of all liens, claims, interests and encumbrances
     (except for Permitted Encumbrances) pursuant to 11
     U.S.C. 363 and pursuant to conveyance documents which are executed pursuant thereto.

     2.4 Transfer of Rights and Obligations. If the transactions contemplated by this Agreement are consummated in accordance with the provisions of this Agreement, the ownership of the Johnson Camp Property shall be transferred from SELLER to SUMMO at the Closing. Subject only to the terms of this Agreement, SELLER shall be entitled to all of the rights, and shall be subject to all of the duties and obligations, of such ownership up to and including the Closing, and SUMMO shall be entitled to all of the rights, and shall be subject to all of the duties and obligations, of such ownership after the Closing. In particular, until the occurrence of the Closing, SELLER shall be entitled to all monies payable under any contract, agreement or lease pertaining to the Johnson Camp Property. In addition, the sale of the Mining Property shall be subject to any contract for the purchase and removal of waste rock from the Mining Property, and SELLER shall be entitled to all proceeds of any such contract for waste rock removed prior to the date of Closing, whether such proceeds are payable before or after Closing. Any such contract entered into after the date of execution of this Agreement shall not extend past the date of Closing. Any such contract entered into before the date of execution of this Agreement and which extends past the date of Closing shall be assigned to SUMMO at the Closing. SELLER warrants that no such contract is subject to
Section 365 of the Code. If the result of the 363 Sale is that SUMMO is not the purchaser of the Johnson Camp Property, then this Agreement shall terminate, and except as otherwise expressly provided herein, neither SELLER nor SUMMO shall have any further rights or obligations hereunder.


     2.5  Payment of Purchase Price.

          (a)  The purchase price shall be paid as follows:

               $   90,000.00  on or before five calendar (5) days
                              after the date of this Agreement;

               $   30,000.00  on or before one (1) month after
                              the Effective Date and a like amount on
                              or before the same day of each month
                              thereafter until the date of the Closing or the date of SUMMO's termination of this Agreement, whichever date first occurs;

               $1,950,000.00  at Closing less all amounts
                              previously paid;

               $1,000,000.00  out of production as more
                              particularly provided in Exhibit "K"
                              "Grant of Production Payment."

          (b) If, after the payment of any amount required by the foregoing subparagraph (a) to be paid prior to Closing, a stay is entered in connection with an appeal of the Bankruptcy Court Order, SUMMO may by notice to SELLER elect to terminate this Agreement and ARIMETCO shall thereupon refund to SUMMO all amounts previously paid to SELLER under the foregoing subsection (a).

     2.6 Employees. All persons employed by SELLER at or in connection with the Johnson Camp Property shall remain the employees of SELLER. SUMMO has no obligation to assume any employment contract, collective bargaining agreement, or other similar agreement relating to the employment of persons at or in connection with the Johnson Camp Property. SELLER shall be responsible for providing any required plant closing or other similar notices to their employees. SUMMO shall have the right, but not the obligation, to offer employment to some or all persons presently employed at or in connection with the Johnson Camp Property, but the terms of such employment shall be at SUMMO's sole discretion.

     2.7 Representations and Warranties of SUMMO. SUMMO represents and warrants to SELLER as follows:

          (a) That it is a corporation duly incorporated and in good standing in its state of incorporation and that it is qualified to do business and is in good standing in those states where necessary in order to carry out the purposes of this Agreement.

          (b) That it has the capacity to enter into and perform this Agreement and all transactions contemplated herein and that all corporate and other actions required to authorize it to enter into and perform this Agreement have been properly taken.

          (c) That it shall not breach any other agreement or arrangement by entering into or performing this Agreement.

          (d) That this Agreement has been duly executed and delivered by it and is valid and binding upon it in accordance with its terms.

          (e)  SUMMO's acquisition of the Johnson Camp
     Property pursuant to the terms of this Agreement and all other agreements and documents necessary to consummate this transaction is in good faith, as that phrase is used in Code Section 363(m).

     2.8 Representations and Warranties of ARIMETCO. ARIMETCO represents and warrants to SUMMO as follows:

          (a) That it is a corporation duly incorporated and in good standing in its state of incorporation and that it is qualified to do business and is in good standing in those states where necessary in order to carry out the purposes of this Agreement.

          (b) In all respects material to the Johnson Camp Property, to SELLER's knowledge and except as disclosed on Exhibit" L," SELLER is not in default under any law or regulation, or under any order of any court, or federal, state, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality and, except to the extent set forth on Exhibit "L," there are (1) no claims, actions, suits, or proceedings instituted or filed, or (2) to the knowledge of SELLER, no claims, actions, suits, or proceedings threatened presently or which in the future may be threatened against or affecting SELLER at law or equity, or before or by any federal, state, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality.

          (c) That, subject to Bankruptcy Court approval, it has the capacity to enter into and perform this Agreement and all transactions contemplated herein and that all corporate and other actions required to authorize it to enter into and perform this Agreement have been properly taken.

          (d) That it shall not breach any other agreement or arrangement by entering into or performing this Agreement.

          (e) That, subject to Bankruptcy Court approval, this Agreement has been duly executed and delivered by it and is valid and binding upon it in accordance with its terms.

          (f) SELLER carries insurance, which it believes to be adequate in character and amount, with reputable insurers in respect of the Johnson Camp Property and such insurance policies are in full force and effect.
     SELLER shall, within ten (10) days after the Effective
     Date, provide SUMMO with certificates of such insurance.

     2.9  Covenants of SUMMO.

          (a) SUMMO shall take or cause to be taken all actions necessary or advisable to consummate the transactions contemplated by this Agreement and to assure that, as of the Closing, it shall not be under any material corporate, legal, governmental or contractual restriction that would prohibit or delay the timely consummation of such transactions.

     2.10 Covenants of ARIMETCO.

          (a) Prior to Closing, SELLER shall: (i) carry on operations on the Mining Property as it has heretofore and shall not introduce any material new method of management or operation; (ii) maintain the Johnson Camp Property in as good working order and condition as at present, ordinary wear and tear excepted; (iii) perform all material obligations under agreements relating to or affecting the Johnson Camp Property; and (iv) keep in full force and effect present insurance policies or other comparable insurance coverage. Without limiting the generality of the foregoing, SELLER shall maintain the circulation of all heap leach solutions in order to prevent the build-up of such solutions and their overflow from the pond.

          (b) Prior to Closing, SELLER shall not: (i) with respect to the Johnson Camp Property enter into any contract or commitment (except the waste rock contract(s) mentioned in Section 2.4) or incur or agree to incur any liability except in the normal course of business; (ii) create, assume, or permit to exist any mortgage, pledge, or other lien or encumbrance upon the Johnson Camp Property except those that already exist; or (iii) sell, assign, lease, or otherwise transfer or dispose of any portion of the Johnson Camp Property except in the ordinary course of business or except pursuant to the 363 Sale.

          (c) SELLER shall take or cause to be taken all actions necessary or advisable to consummate the transactions contemplated by this Agreement (including the filing and prosecution of motions under Code Sections 363 and 365 in the Bankruptcy Case) and to assure that as of the Closing it shall not be under any material corporate, legal, governmental or contractual restriction that would prohibit or delay the timely consummation of such transactions.

     2.11 Due Diligence.

          (a)  The parties acknowledge and agree that
     SUMMO's purchase shall be based on SUMMO's independent investigation, inspection, examination, analysis, testing and evaluation of and pertaining to the Johnson Camp Property and, in that regard, SUMMO acknowledges and confirms that SELLER has not made any representations or warranties with respect to the nature, condition or status of the Johnson Camp Property other than those which are set forth and contained in this Agreement. SUMMO acknowledges the Johnson Camp Property is being sold in "AS IS" condition without warranty, expressed or implied except as specifically set forth herein.

          (b) Accordingly, SUMMO and its lenders shall have up to one hundred fifty (150) days after the Effective Date within which to conduct their due diligence investigation of the Johnson Camp Property. During this period, SELLER shall permit representatives of SUMMO and its lenders to have free and unrestricted access to the Johnson Camp Property and to all Books, Records, and Accounts of SELLER, wherever located, relating to the Johnson Camp Property. The representatives of SUMMO and its lenders shall have the right to explore, sample, and test the Mining Property by drilling, geophysical and geochemical surveys, or other methods; provided, however, that such due diligence investigation shall be conducted in accordance with all applicable laws and provided, further, that promptly after completion of any such activity, SUMMO shall return the Mining Property to essentially its prior condition. SUMMO's obligation to restore the Mining Property to its prior condition shall continue in full force and effect and shall survive any termination of this Agreement.

          (c) SUMMO shall exercise all due diligence in safeguarding and maintaining as confidential all data or information acquired during its due diligence investigation, and all such data and information shall be subject to the Confidentiality Agreement and SUMMO shall not disclose any such information to any person unless such person is subject to and bound by the Confidentiality Agreement; provided, however, that notwithstanding any other provision, the requirement for confidentiality shall be subject to the following exceptions:

               (i)  A disclosure to (1) an entity to
          which the rights of SUMMO have been assigned pursuant to Section 3.4(a) or a nominee of SUMMO under Section 3.4(b), including but not limited to the lenders of such entity or nominee; (2) any public or private financing agency or institution or financier; (3) any contractor or subcontractor that SUMMO (its assignee or nominee) engages to assist it with its due diligence; and (4) employees and consultants of SUMMO (its assignee or nominee) including attorneys, auditors, bankers, and other advisors. In any such case only such confidential information as such third party shall have a legitimate business need to know shall be disclosed.
          Before SUMMO makes any disclosure pursuant to this subsection (i), the third party shall first agree in writing to protect the confidential information from further disclosure to the same extent as SUMMO is obligated hereunder.

               (ii) Confidential information that
          otherwise comes into the public domain.

               (iii)     Confidential information that
          is required, in the opinion of counsel for SUMMO (its parent, assignee, or nominee), to be disclosed to any federal, state, or local government or appropriate agencies and departments thereof or that is required, in the opinion of such counsel, to be publicly announced, to the extent required by law.

               (iv) Confidential information required
          to be disclosed pursuant to the rules or regulations of a stock exchange or similar trading market applicable to SUMMO or its parent.

          (d) SUMMO or its lenders shall bear all costs of its due diligence investigation, including the costs of any exploration, sampling, and testing; shall obtain all permits required for its due diligence investigation; and shall conduct its due diligence investigation in a manner so as not to interfere with the normal business operations.

          (e) SUMMO waives and releases all claims against SELLER, its directors, officers, employees, and agents for injury to or death of persons or damage to property caused directly or indirectly by SUMMO's due diligence investigation except such as may result from SELLER's negligence or willful misconduct. SUMMO shall indemnify and hold SELLER, its directors, officers, employees, and agents harmless from and against all claims, costs, expenses, actions, suits, proceedings, losses, damages and liabilities, including but not limited to reasonable attorneys' fees and expenses, caused directly or indirectly by SUMMO's performance of its due diligence investigation of the Johnson Camp Property. This release and indemnity shall continue in full force and effect and shall survive any termination of this Agreement and the purchase of the Johnson Camp Property.

     2.12 Closing.

          (a) Subject to Bankruptcy Court approval of this Agreement and the transactions contemplated hereby and confirmation of the 363 Sale to SUMMO as the successful bidder, and unless stayed by an order of the Bankruptcy Court or appellate court having jurisdiction over this matter, and unless the parties agree that the Closing of the sale of the Johnson Camp Property to SUMMO shall take place at some other time and place, the Closing shall take place at the office of Streich Lang, P.A., at One South Church Avenue, Suite 1700, Tucson, Arizona 85701, at 10:00 o'clock a.m. on the tenth (10th) business day after the completion of the due diligence period.

          (b) The Escrow Agent shall act as closing agent and escrow agent under this Agreement.

     2.13 Conditions Precedent to Obligations of SELLER at
Closing.  The obligations of SELLER to sell the Johnson Camp
Property to SUMMO at Closing are conditioned on the following all having occurred on or before the Closing:

          (a) The representations and warranties of SUMMO contained in this Agreement shall be true and correct in all material respects at and as of the Closing as though then made, and SUMMO shall have performed all of the covenants required to be performed by it pursuant to this Agreement prior to the Closing.

          (b)  SUMMO shall have delivered to SELLER a
     resolution authorizing the execution, delivery, and performance of this Agreement by SUMMO, certified by the secretary of SUMMO to have been duly adopted by the Board of Directors of SUMMO and to be in full force and effect as of the Effective Date.

          (c)  SELLER shall have obtained the Bankruptcy
     Court Order and such Order shall be a Final Order.

          (d) No state, federal or foreign statute, rule, regulation or action shall exist or shall have been adopted or taken and no judicial or administrative decision shall have been entered (whether on a preliminary or final basis), that would prohibit, restrict or unreasonably delay the consummation of the transactions contemplated by this Agreement or make illegal the payments due under this Agreement.

          (e) SUMMO shall have delivered to SELLER all of the following items:

               (i)   a duly executed Assumption
          Agreement substantially in the form attached hereto as Exhibit "E";

               (ii)  a duly executed Non-Foreign
          Affidavit substantially in the form attached hereto as Exhibit "G";

               (iii) a duly-executed Environmental
          Indemnification Agreement in form and
          substance satisfactory to SUMMO and SELLER;
          and

               (iv)  the cash portion of the Purchase
          Price less any amounts previously paid
          pursuant to Section 2.5.

     2.14 Conditions Precedent to Obligations of SUMMO at
Closing. The obligations of SUMMO at Closing are conditioned on the following having occurred on or before the Closing:

          (a) The representations of ARIMETCO contained in this Agreement shall be true and correct in all material respects at and as of the Closing as though then made, and SELLER shall have performed all of the covenants required to be performed by it pursuant to this Agreement prior to the Closing.

          (b) SELLER's title to the Mining Property shall be good and marketable.

          (c) With respect to the Johnson Camp Property, all mining claims maintenance fees accruing prior to the date of Closing, and all insurance premiums accruing on or before the date of the Closing, shall have been paid by SELLER.

          (d)  SELLER shall have obtained all consents
     required to be obtained by SELLER to transfer the Johnson Camp Property to SUMMO.

          (e) ARIMETCO shall have delivered to SUMMO a resolution authorizing the execution, delivery, and performance of this Agreement by ARIMETCO, certified by the secretary of ARIMETCO to have been duly adopted by the Board of Directors of ARIMETCO and to be in full force and effect as of the Effective Date.

     2.15 Obligations of SELLER at Closing.  At the Closing,
SELLER shall deliver to SUMMO:

          (a) A special warranty deed substantially in the form of Exhibit "I" attached hereto conveying the Mining Property to SUMMO.

          (b) A bill of sale substantially in the form of Exhibit "J" attached hereto conveying the Personal
     Property to SUMMO.

          (c) An assignment substantially in the form of Exhibit "E" attached hereto assigning (to the extent that the same are assignable) the contracts to SUMMO.

          (d)  Certificates of Title, to the extent
     available, for all vehicles or equipment included in Personal Property, properly executed by ARIMETCO.

          (e) Such other deeds or assignments, in such form as may be appropriate, which may be necessary or convenient to completely transfer the Johnson Camp
     Property to SUMMO.

     2.16 Obligations of SUMMO at Closing. At Closing, SUMMO shall:

          (a)  Pay SELLER ONE MILLION NINE HUNDRED FIFTY
     THOUSAND AND NO/100 DOLLARS ($1,950,000.00), less amounts previously paid under Section 2.5, "Payment of Purchase Price," by cashier's check or wire transfer.
     Of this amount, the Escrow Agent shall retain
     $375,000.00 until the completion of the inventory and adjustment as provided in Section 2.20.

          (b)  Deliver to SELLER a Grant of Production
     Payment substantially in the form of Exhibit "K" attached hereto and incorporated by reference herein.

     2.17 Recording Fees and Transfer Taxes. SUMMO shall pay all recording fees and documentary transfer taxes.

     2.18 Allocation of Taxes. Taxes for the current year assessed on SELLER's interest in the Johnson Camp Property, including severance and transaction privilege taxes, shall be pro-rated between SELLER and SUMMO as of the date of Closing.

     2.19 Utility Refunds. No agreements or contracts in existence at the Closing relating to utility refunds, deposit returns or otherwise are included in the transactions provided for in this Agreement, and SUMMO shall have no right, title or interest therein or in any monies now or hereafter due SELLER thereunder. All refunds, credits, and discounts of any nature received by or accruing to the benefit of SUMMO at any time after the Closing relative to the Johnson Camp Property or any part thereof or to any utility for any part of the Johnson Camp Property that were earned or agreed to prior to Closing shall be immediately remitted by SUMMO to SELLER in cash.

     2.20 Post Closing Inventory. SUMMO shall have five (5) calendar days after the date of Closing in which to inventory the Personal Property listed on Exhibit "B." Any shortfall disclosed by such inventory shall be compensated at the as is fair market value (not replacement cost) of such missing items out of the amount retained by the Escrow Agent as provided in Section 2.16(a), provided, however, that there shall be no adjustment of the Purchase Price for any items or class of items that have a fair market value of $1000.00 or less.

     2.21 Access After Closing. At the SELLER's expense, SELLER may retain copies of any Books, Records and Accounts. After the Closing, SUMMO shall, at SELLER's expense and upon forty-eight
(48) hours' advance notice to SUMMO, provide SELLER and the Committee with reasonable access to the SELLER's records acquired by SUMMO hereunder, in connection with any reasonable business or bankruptcy purpose of SELLER or the Committee, as the case may be. SUMMO covenants to maintain SELLER's records for two (2) years following the Closing.

     2.22 Post-Closing Removal of Excluded Assets. All assets located at the Mining Property that are not included in the sale of the Johnson Camp Property to SUMMO (hereinafter the "Excluded Assets") shall remain the property of SELLER, and SELLER shall have up to ninety (90) days after the Closing (the "Removal Period") to remove the Excluded Assets from the Mining Property. In addition, at any time during the Removal Period, SELLER may conduct at the Mining Property a public sale or sales of the Excluded Assets. All Excluded Assets not removed within the Removal Period shall become the property of SUMMO.


III. MISCELLANEOUS.

     3.1 Termination by SUMMO. SUMMO may at any time prior to the Closing terminate this Agreement by delivering to SELLER or by filing for record in the appropriate office (with a copy to SELLER) a recordable Surrender of this Agreement. Upon mailing the Surrender to SELLER or to the appropriate office, all rights, liabilities, and obligations of SUMMO under this Agreement shall terminate. Upon such termination, SELLER shall retain all amounts theretofore paid under Section 2.5, "Payment of Purchase Price."

     3.2 Termination by SELLER. If SUMMO shall fail to make any payment when due under Section 2.5(a) within ten (10) days after SELLER's written notice to SUMMO of such default, or if SUMMO shall be in default of any obligation under Section 2.12(b) regarding the conduct of its due diligence and shall fail to initiate and diligently pursue steps to cure such default within thirty (30) days after SELLER's written notice to SUMMO of such default, then upon the expiration of such period SELLER may, by written notice to SUMMO, terminate this Agreement. Notwithstanding the foregoing, in the event of the prospect of immediate and/or irreparable harm to the Johnson Camp Property and/or any threat to the health, safety and/or welfare of any person, nothing herein shall preclude SELLER from immediately seeking and obtaining any appropriate relief or remedy from the Bankruptcy Court in the Reorganization Case.

     3.3 Notices. All notices and other communications to any party shall be in writing and shall be sufficiently given if
(i) delivered in person; (ii) sent by electronic facsimile communication, with confirmation sent by registered or certified mail, return receipt requested; or (iii) sent by registered or certified mail, return receipt requested. All notices shall be effective and shall be deemed delivered (i) if by personal delivery, on the date of delivery; (ii) if by electronic facsimile communication, on the date of receipt of the communication; and (iii) if by mail, on the date of mailing. Until a change of address is communicated as indicated above, all notices to ARIMETCO shall be addressed:



          ARIMETCO, INC.
          335 North Wilmot Road, Suite 400
          Tucson, Arizona  85711
          FAX:  (520) 748-2826
          Attn: John McKinney

and all notices to SUMMO shall be addressed:

          SUMMO USA CORPORATION
          1776 Lincoln Street, Suite 900
          Denver, Colorado  80203
          FAX:  (303) 863-1736
          Attn:  James D. Frank

     3.4  Assignment; Nominee.

          (a) The rights of SUMMO under this Agreement may be assigned to an Affiliate of SUMMO; provided, however, that any such assignment shall not release
     SUMMO from any obligations and liabilities hereunder.

          (b) Subject to SELLER's written consent (which consent shall be in SELLER's sole and absolute discretion), SUMMO may designate a nominee to take title to the Johnson Camp Property, and in such case the transfer documents shall name said nominee as the transferee.

     3.5 Inurement. All covenants, conditions, limitations, and provisions contained in this Agreement apply to and are binding upon the parties to this Agreement, their heirs, representatives, successors, and assigns.

     3.6  Force Majeure.

          (a) If SUMMO or SUMMO's lender shall be prevented by Force Majeure from timely performance of its due diligence under Section 2.12, "Due Diligence," the period for performance of such due diligence shall be extended for an additional period equal to the duration of the Force Majeure. In no event shall the total of all such extensions exceed thirty (30) days. Upon the occurrence and upon the termination of any Force Majeure, SUMMO shall promptly notify SELLER. SUMMO shall use reasonable diligence to remedy a Force Majeure, but shall not be required against its better judgment to settle any labor dispute or contest the validity of any law or regulation or any action or inaction of civil or military authority.

     (b) "Force Majeure" means any cause beyond SUMMO's reasonable control, including law or regulation; action or inaction of civil or military authority; inability to obtain any license, permit, or other authorization that may be required to conduct due diligence on or in connection with the Johnson Camp Property; unusually severe weather; fire; explosion; flood; insurrection; riot; labor dispute; inability after diligent effort to obtain workmen or material; delay in transportation; acts of God.

     3.7 Attorneys' Fees. If arbitration or legal action is instituted by either party to enforce the terms of this Agreement or to recover damages for the breach of any of the provisions of this Agreement, the prevailing party shall be entitled to receive from the other party reasonable attorneys' fees to be determined by the arbitrator(s) or the court in which the action is brought.

     3.8 Modification. No modification, variation, or amendment of this Agreement shall be effective unless it is in writing and is signed by all parties to this Agreement.

     3.9 Waiver. Any party to this Agreement may, in its sole and absolute discretion, waive any term or provision of this Agreement that is in its favor and/or for its benefit. No waiver of any provision of this Agreement, or waiver of any breach of this Agreement, shall be effective unless the waiver is in writing and is signed by the party against whom the waiver is claimed. No waiver of any breach shall be deemed to be a waiver of any other or subsequent breach.

     3.10 Entire Agreement. This Agreement sets forth the entire agreement of the parties and supersedes all previous and contemporaneous agreements, representations, warranties, and undertakings, written or oral.

     3.11 Construction.

          (a) The paragraph headings are for convenience only, and shall not be used in the construction of this Agreement.

          (b)  The invalidity of any provision of this
     Agreement shall not affect the enforceability of any other provision of this Agreement.

          (c) In the event of any conflict between this Agreement and any Exhibit attached hereto, the terms of this Agreement shall be controlling.

     3.12 Governing Law. THE VALIDITY OF THIS AGREEMENT AND ALL OTHER DOCUMENTS EXECUTED AND DELIVERED HEREWITH, THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE UNITED STATES OF AMERICA (INCLUDING THE BANKRUPTCY CODE), IT BEING THE INTENT OF THE PARTIES THAT FEDERAL LAW SHALL GOVERN THE RIGHTS AND DUTIES OF THE PARTIES HERETO WITHOUT REGARD TO THE APPLICATION OF ANY PROVISION OF STATE LAW. TO THE EXTENT THAT FEDERAL LAW WOULD APPLY THE LAW OF ANY STATE AS THE FEDERAL RULE FOR THE PURPOSES OF THIS AGREEMENT, THE PARTIES AGREE THAT THE LAWS OF THE STATE OF ARIZONA SHALL BE USED TO SUPPLEMENT APPLICABLE FEDERAL LAW.

          THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT SHALL BE TRIED AND LITIGATED ONLY IN THE BANKRUPTCY COURT. SUMMO AND SELLER WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 3.12.

          SUMMO AND SELLER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. SUMMO AND SELLER REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

     3.13 Short Form.  Contemporaneously herewith ARIMETCO and
SUMMO have executed and delivered a Short Form of this Agreement.
SUMMO may record the Short Form or this Agreement, or both, as it may elect.

     3.14 Additional Documents. If conditions change by reason of acquisitions, conveyances, assignments, or other matters relating to the title to or description of the Johnson Camp Property, ARIMETCO and SUMMO shall execute amendments of this Agreement, and any other documents which may be necessary to reflect such changed conditions. After the Closing, SELLER shall provide SUMMO with such deeds, assignments, or other additional documents as may be necessary to carry out the purposes of this Agreement, including any documents that may be necessary to effect assignment of BLM Rights-of-Way, State of Arizona Rights-of-Way, and permits, plans of operations, and other authorizations from governmental authorities relating to the Johnson Camp Property.

     3.15 Closing Documents, Motions, and Related Matters. The documents to be exchanged at Closing, and motions and related papers to be filed, executed or delivered pursuant hereto shall be subject to the reasonable approval of counsel to the respective parties.

     3.16 Press Releases. Neither party shall issue any press release without providing the other party a copy of the proposed release at least 24 hours prior to its issuance. Any objections to the accuracy of such press release not made prior to the issuance thereof shall be deemed waived.

     3.17 Counterparts; Telefacsimile Execution. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of a manually executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile also shall deliver a manually executed counterpart of this Agreement but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the 15th day of September, 1998.

                                        ARIMETCO, INC.,
                                        a Nevada corporation


By:  /s/ Gregory A. Hahn                By:  /s/ John McKinney
     Gregory A. Hahn                         John McKinney
     Its President                           Its Senior Vice President